Exhibit 10.1

Execution Version

October 20, 2021

Sachem Head Capital Management LP

250 West 55th St.

Floor 34

New York, New York 10019

Clearfield Capital Management LP

430 Park Ave.

Floor 11

New York, New York 10022

Ladies and Gentlemen:

We believe that Bottomline Technologies, Inc. (the “Company”) is well positioned in large markets with a competitive product set, a compelling market proposition and a talented team. We appreciate stockholder interest and investment in the Company and welcome the background, perspective and ideas that new directors can bring to our joint mission of driving growth and increased value.

The agreements contained in this letter reflect a commitment on behalf of the Company and certain of its stockholders to work together to evaluate strategies that will accelerate the growth of the Company, extend the Company’s market position in B2B payments and maximize stockholder value. We are pleased to be adding two new directors, Philip J. Hilal (“Mr. Hilal”) and Larry Klane (“Mr. Klane”), and welcoming back Michael J. Curran (“Mr. Curran”), to the Board of Directors, and look forward to their contribution in the years to come. Please review our Press Release announcing these new directors, and navigate to Bottomline.com for additional information.

Outlined below you will find the particulars of the discussions we have had and our plans going forward. We look forward to working with you.

The Company, on the one hand, and Clearfield Capital Management LP (“Clearfield”) and Sachem Head Capital Management LP, on behalf of the entities listed on Schedule A (Sachem Head Capital Management LP, together with such entities listed on Schedule A, “Sachem Head,” and Sachem Head, together with Clearfield, the “Stockholders” and each a “Stockholder”), on the other hand, have agreed to the terms contained in this letter (this “Agreement”). This Agreement is entered into and will take effect as of October 20, 2021 (the “Effective Date”). For purposes of this Agreement, we refer to each of the Company and the Stockholders as a “Party” and, collectively, as the “Parties.”

1. Company Board and Related Matters.

(a) Size of Board. Prior to the execution of this Agreement, the Board of Directors of the Company (the “Board”) has duly adopted a resolution to increase the size of the Board from eight (8) directors to eleven (11) directors, effective as of the date hereof. During the period between the Effective Date and the Expiration Date (as defined below), the size of the Board will not be more than eleven (11) directors (including, for purposes of such calculation, the New Directors), absent Clearfield’s prior written consent and, except as required by applicable law or the Company’s organizational documents, the Company shall not call or hold any interim special meeting of stockholders for the purposes of electing directors or removing any Stockholder Director (as defined below).

(b) Board Actions. As of the date of this Agreement, the Board and all applicable committees of the Board have taken the following actions:

(i) the Board and all applicable committees of the Board have duly appointed Mr. Hilal, Mr. Klane and Mr. Curran (collectively with any Successor Directors (as defined below), the “New Directors” and each a “New Director”) to serve as directors of the Company (with (i) Mr. Curran being appointed as a Class II director, with a term expiring at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), (ii) Mr. Klane being appointed as a Class III director, with a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”) and (iii) Mr. Hilal being appointed as Class I director, with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”)), in each case, effective as of November 8, 2021 (the “Appointment Date”); and

(ii) the Board and all applicable committees of the Board have determined that each New Director is “independent” under the rules and regulations of The NASDAQ Stock Market LLC (“Nasdaq”), and the Company agrees to take such position with Nasdaq and other applicable regulatory authorities with respect to each New Director as long as such New Director continues to meet such requirements.

(c) 2021 Annual Meeting Nominees. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2021 Annual Meeting shall include Mr. Curran, Peter Gibson and Joseph L. Mullen (collectively, the “Class II Nominees”), and no other nominees. The Company shall list each New Director in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommend that the Company’s stockholders vote in favor of the election of the Class II Nominees and otherwise support the Class II Nominees. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to comply with any of the requirements in this Section 1(c) if (i) (1) Sachem Head, together with its Affiliates (as defined below), fails to have aggregate economic exposure to at least 2.0% of the shares of Common Stock (as defined below) outstanding at such time or (2) Clearfield, together with its Affiliates, fails to have aggregate economic exposure to at least 2.0% of the shares of Common Stock outstanding at such time (provided, that for purposes of any calculation made pursuant to clause (i)(1) and (i)(2) of this sentence, the total outstanding shares of Common Stock as of the date of such determination shall be deemed to be the lesser of (x) the aggregate number of shares of Common Stock outstanding as of the date hereof and (y) the aggregate number of shares of Common Stock outstanding as of the date of such determination (in each case, as equitably adjusted for any combinations, issuances, splits, dividends, recapitalizations or similar actions)) or (ii) there has been a judicial determination that (1) Sachem Head or (2) Clearfield has materially breached any of the terms of this Agreement and the applicable Stockholder has failed to cure any such breach within fifteen (15) business days of receipt of written notice from the Company of such determination (each of clauses (i) and (ii), a “Triggering Event”). Prior to (A) the Expiration Date, in the case of Clearfield, and (B) the 2021 Annual Meeting, in the case of Sachem Head, each Stockholder agrees to promptly notify the Company in writing in the event that, at any time, it, together with its Affiliates, does not satisfy the applicable threshold set forth in subclause (i) of this Section 1(c).

(d) Company Policies. Except as set forth in Section 3, the Stockholders acknowledge that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Corporate Governance Guidelines (as may be amended from time to time, collectively, the “Company Policies”), will be applicable to each Stockholder Director during each such director’s term of service. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to the Stockholders or their counsel.

(e) Strategy Committee. Effective as of the date hereof, the Board has formed a Strategy Committee of the Board (the “Strategy Committee”), which Strategy Committee shall have the authority to, among other things, make recommendations to the full Board and engage independent financial, tax and legal advisors. As of the date of this Agreement, the Board has taken all action necessary to ensure that the Strategy Committee shall be comprised of six (6) members, consisting of Mr. Hilal and Mr. Klane, who shall become members of the Strategy Committee immediately upon joining the Board, and four (4) other members as shall be designated by the Board. During the period between the Appointment Date and the Expiration Date, (1) the size of the Strategy Committee will not be more than six (6) directors (including, for purposes of such calculation, the Stockholder Directors) and (2) the Stockholder Directors (or any Successor Director that replaces any Stockholder Director) shall serve as members of the Strategy Committee, absent Clearfield’s prior written consent. The Board shall cause the Strategy Committee to adopt the charter thereof in the form previously agreed by the Parties prior to the date hereof as promptly as practicable following the date of this Agreement. Without the prior written consent of Clearfield, the Company shall not, until the earlier of the Expiration Date or the occurrence of a Triggering Event specified in clause (i)(2) or (ii)(2) of Section 1(c) (each such Triggering Event specified in clause (i)(2) and (ii)(2) of Section 1(c), a “Clearfield Triggering Event”) (i) remove any Stockholder Director from the Strategy Committee (unless such Stockholder Director ceases to be an independent director), (ii) alter or amend the charter of the Strategy Committee or (iii) disband the Strategy Committee.

(f) Committees. As of the Effective Date (and effective as of the Appointment Date), the Board has duly appointed Mr. Klane to serve on the Nominations and Corporate Governance Committee of the Board (the “Governance Committee”). Mr. Klane or any Successor Director that replaces Mr. Klane shall continue to serve on the Governance Committee for so long as he or she is serving as a member of the Board as an independent director and otherwise continues to satisfy the eligibility requirements of such committee that are in place as of the execution of this Agreement, unless otherwise agreed by Clearfield in writing. As of the Effective Date (and effective as of the Appointment Date), the Board has duly appointed Mr. Hilal to serve on the Leadership Development and Compensation Committee of the Board (the “Compensation Committee” and, together with the Governance Committee, the “Committees”). Mr. Hilal or any Successor Director that replaces Mr. Hilal shall continue to serve on the Compensation Committee for so long as he or she is serving as a member of the Board as an independent director and otherwise continues to satisfy the eligibility requirements of such committee that are in place as of the execution of this Agreement, unless otherwise agreed by Clearfield in writing.

(g) Resignation. Upon the occurrence of the Clearfield Triggering Event specified in clause (ii)(2) of Section 1(c), Clearfield will instruct Mr. Hilal or any applicable Successor Director that replaces Mr. Hilal to promptly resign from the Board and any committee of the Board on which he or she sits.

(h) Successor Directors.

(i) Prior to the Expiration Date, if Mr. Hilal or Mr. Klane (together, the “Stockholder Directors” and each a “Stockholder Director”) ceases to serve as a member of the Board, Clearfield shall (unless (i) the Clearfield Triggering Event specified in clause (i)(2) of Section 1(c) or the Expiration Date shall have occurred or (ii) such Stockholder Director ceases to serve as a member of the Board as a result of such director’s resignation and such Stockholder Director furnishes the Company with any written correspondence or other materials in connection therewith or otherwise effects such resignation in a manner such that the Company would be required to file a Form 8-K relating to a disagreement concerning such resignation) be entitled to select another individual to be appointed to the Board (a “Successor Director”); provided, that if Mr. Klane (or any Successor Director to Mr. Klane) ceases to serve on the Board, Clearfield may not select any director, officer, partner or employee of the Stockholders as such Successor Director. Clearfield shall provide written notice to the Company of the selection of such Successor Director, which notice shall set forth the name of the person who Clearfield has chosen to replace the Stockholder Director. Following receipt of such notice, the Company shall take all necessary actions to promptly, and in any event within five (5) business days, appoint such Successor Director to the Board, the Strategy Committee and any other applicable Committee. All references to “Stockholder Director,” for purposes of this Agreement, shall be deemed references to the Successor Director that replaced the applicable Stockholder Director in the event that a Successor Director is appointed. For the avoidance of doubt, Clearfield shall have no right to appoint any Successor Director after the Expiration Date.

(ii) Notwithstanding the foregoing, the Board shall not be required to appoint any person as a Successor Director if the Board determines that the Successor Director is not reasonably acceptable (which determination shall be made in good faith and within five (5) business days of the date on which Clearfield identifies the proposed Successor Director to the Company). If a Successor Director proposed by Clearfield is rejected for the foregoing reason, Clearfield shall be entitled to continue proposing successive replacements to the Board and any such replacement shall be promptly appointed to the Board (subject to the Board’s right to reject such Successor Director pursuant to this subparagraph (ii)). The onboarding of the Successor Director will be through a reasonable and customary process no more onerous, burdensome or time consuming than the process for onboarding any other director to the Board, and there will be no procedure, policy or other obstacle implemented with the intent or effect of prejudicing a Successor Director’s ability to timely join the Board. The Company shall exercise reasonable best efforts, in cooperation with Clearfield, to ensure that the Successor Director is found independent by the relevant regulatory entities, so long as the Successor Director satisfies such independence requirements.

(i) Voting. Until the Expiration Date, the Stockholders shall, or shall cause their respective controlled Affiliates, Associates (each as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or representatives to, appear in person or by proxy at the 2021 Annual Meeting and vote all shares of common stock of the Company, par value $0.001 per share (“Common Stock”), over which each Stockholder, its Affiliates or Associates respectively has voting power in accordance with the Board’s recommendations with respect to (i) the removal or election of directors, (ii) any advisory vote on executive compensation and (iii) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2022.

(j) Non-Interference. Subject to Section 2, the Company will not (i) alter or amend its Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) or Second Amended and Restated By-laws (as amended from time to time, the “By-Laws”) or (ii) alter, amend or adopt any Company Policy, in each case, in any manner that could interfere with the ability of any Stockholder Director to remain on the Board or participate in Board matters, including in any manner that would result in a shortening of any Stockholder Director’s tenure on the Board. The Board will not utilize committees of the Board (including any “ad hoc,” “executive” or similar committee) for the purpose of discriminating against a Stockholder Director or prohibiting a Stockholder Director from participating in any Board matter, subject to addressing conflicts of interest.

(k) 2022 Annual Meeting. Subject to applicable law, the 2022 Annual Meeting shall be held not earlier than November 15, 2022 nor later than November 30, 2022. The Company has irrevocably committed and agreed to provide no less than seventy-one (71) days’ notice or prior public disclosure of the date of the 2022 Annual Meeting.

2. Declassification of the Board.

(a) Pre-Declassification Agreements. The Company has irrevocably committed and agreed to, at the 2022 Annual Meeting (and, if the Declassification Proposal (as defined below) does not receive the requisite stockholder vote for the Declassification Proposal to pass at the 2022 Annual Meeting (the “Continued Classification Event”), at each annual meeting of the Company’s stockholders held after the 2022 Annual Meeting (each such subsequent meeting, a “Subsequent Meeting”) until the Declassification Proposal receives the requisite stockholder vote for the Declassification Proposal to pass), (i) propose an amendment to the By-Laws to declassify the Board and provide for the annual election of directors, in a manner such that each member of the Board shall be (a) elected at the 2022 Annual Meeting (or, in the event of the Continued Classification Event, at any Subsequent Meeting at which the Declassification Proposal receives the requisite stockholder vote to pass (such Subsequent Meeting, the “Declassification Meeting”)) and (b) elected for a one-year term and any director elected or appointed to the Board at and after the 2022 Annual Meeting (or, in the event of the Continued Classification Event, at and after the Declassification Meeting) shall be elected on an annual basis (the “Declassification Proposal”), (ii) recommend that the Company’s stockholders vote in favor of the Declassification Proposal and (iii) cause all Voting Securities (as defined below) represented by proxies granted to it (or any of its Representatives (as defined below)) to be voted in favor of the Declassification Proposal. The Company shall use its reasonable best efforts to cause the Declassification Proposal to receive the requisite stockholder vote for the Declassification Proposal to pass at the 2022 Annual Meeting (or, in the event of the Continued Classification Event, at any Subsequent Meeting), including (A) listing the Declassification Proposal in the proxy statement and proxy card prepared, filed, and delivered in connection with such meeting (or, in the event of the Continued Classification Event, any Subsequent Meeting), (B) hiring any necessary advisors to solicit the requisite vote, (C) causing all directors and executive officers of the Company to vote all Voting Securities beneficially owned by them and over which they have voting control in favor of the Declassification Proposal, and (D) otherwise supporting the passage of the Declassification Proposal in a manner no less rigorous and favorable than the manner in which the Company supports the other proposals to be submitted for a stockholder vote at the 2022 Annual Meeting (or, in the event of the Continued Classification Event, at any Subsequent Meeting). Without limiting the foregoing, if as of immediately prior to the commencement of the 2022 Annual Meeting the Declassification Proposal has not received the requisite stockholder vote for the Declassification Proposal to pass at the 2022 Annual Meeting, the Company irrevocably commits and agrees to (x) adjourn the 2022 Annual Meeting for no less than sixty (60) days to solicit additional stockholder support for the Declassification Proposal (with the length of any such adjournment to be determined by the Company in reasonable consultation with Clearfield and consistent with the desire to approve the Declassification Proposal) and to give notice of such adjournment to the Company’s stockholders (the “Adjournment Notice”), (y) waive the applicability and effect of the director nomination and stockholder proposal deadline for the 2022 Annual Meeting pursuant to the By-Laws in a manner that permits any of the Stockholders or their respective Affiliates (including their respective Representatives and their respective Affiliates’ Representatives) to (1) seek, alone or in concert with others, election or appointment to, or representation on, the Board or to nominate or propose the nomination of, or recommend the nomination of, candidates that, if elected to the Board at the 2022 Annual Meeting, constitute a majority of the whole Board when taken together with the Stockholder Directors (or, in the sole and absolute discretion of the Stockholders, a number of candidates that constitutes less than a majority of the whole Board) or (2) seek to make, or make, a stockholder proposal at the 2022 Annual Meeting, and (z) so long as any nomination, proposed nomination or stockholder proposal is delivered in writing or mailed by first class United States mail, postage prepaid, to the Company’s Secretary within thirty (30) days of the date of the Adjournment Notice, accept and declare valid any nomination, proposed nomination or stockholder proposal made or sought to be made pursuant to the foregoing clause (y).

(b) Post-Declassification Agreements. Following approval of the Declassification Proposal by the Company’s stockholders, the Company shall promptly take all action necessary to effectuate the declassification of the Board in accordance therewith, including filing an amendment to the By-Laws with the SEC. Each director of the Company (including the New Directors) has irrevocably committed and agreed to take all necessary and proper steps to effectuate the purposes of the Declassification Proposal (including, as necessary, the delivery and approval of any resolutions, representations, commitments or agreements necessary to effectuate the purposes of the Declassification Proposal), such that each director of the Company will be up for election to the Board at the 2022 Annual Meeting (or, in the event of the Continued Classification Event, at the Declassification Meeting). For the avoidance of doubt, the term of each member of the Board as of or after the Appointment Date (assuming, in the case of any Class II director, such director’s election at the 2021 Annual Meeting) shall expire or otherwise terminate at the 2022 Annual Meeting (or, in the event of the Continued Classification Event, at the Declassification Meeting) such that each director will be subject to a vote on election for a one-year term at the 2022 Annual Meeting (or, in the event of the Continued Classification Event, at the Declassification Meeting).

3. Policies Applicable to the Stockholders. The restrictions contained in the Company Policies applicable to Mr. Hilal (in his capacity a director of the Board and any committees thereof), including any restrictions on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, or otherwise trading the Company’s securities during open window periods shall not be deemed to apply to the Stockholders (or any of their respective affiliated funds) (subject to applicable law, including federal securities laws). It is understood and agreed that the Stockholders (or any of their respective affiliated funds) shall (subject to applicable law, including federal securities laws) be free to trade in the Company’s securities during open trading window periods without the prior approval of the Company (for the avoidance of doubt, nothing herein shall prohibit any Stockholder that does not have an employee of such Stockholder serving on the Board from trading in the Company’s securities at any time, subject to Section 4), and Clearfield shall only be prohibited from trading during blackout periods established by the Company and generally applicable to all of the Company’s directors and senior insiders. Further, the Company agrees that Mr. Hilal (or any Successor Director that replaces Mr. Hilal) may share any “confidential information” provided by the Company or any of its subsidiaries to Mr. Hilal (or any Successor Director that replaces Mr. Hilal) in connection with his or her service as a director (such information and any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing or based upon such information, in whole or in part, “Company Information”) with any of Clearfield’s employees or advisors who need to know such Company Information for the purpose of assisting Clearfield in connection with its investment in the Company, and the Company agrees that it will not adopt or maintain any policies that would prohibit Mr. Hilal from doing so; provided, that, such employees and advisors shall maintain the confidentiality of Company Information to the same extent as required of Mr. Hilal (or any Successor Director that replaces Mr. Hilal) in his capacity as a director of the Company; provided, further, that if such employees and advisors fail to so maintain the confidentiality of Company Information, Clearfield shall be responsible for any such non-compliance. The immediately preceding sentence shall survive until the date that is six (6) months following the date on which Mr. Hilal (or any Successor Director that replaces Mr. Hilal) ceases to serve as a member of the Board.

4. Standstill. From the Effective Date and continuing until the earlier of 12:00 a.m., Eastern time, on (i) December 31, 2022 and (ii) the date that is thirty (30) days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the By-Laws with respect to the 2022 Annual Meeting (such earlier date, the “Expiration Date”), the Stockholders will not, and will cause their respective controlled Affiliates not to, directly or indirectly:

(a) publicly solicit proxies, engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act) of proxies or written consents of stockholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or publicly make, or in any way publicly participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise publicly conduct any nonbinding referendum with respect to the Company, or publicly seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of all of the Company’s nominees;

(b) form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect, other than, in each case, solely with the other Stockholders or their Affiliates;

(c) publicly seek to call, alone or in concert, a special meeting of the stockholders of the Company or publicly seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company;

(d) (i) except as expressly contemplated by this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;

(e) institute, solicit or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries, its current of former directors or its officers (including derivative actions), each in their capacity as such, make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates (other than any of the foregoing actions made or taken by a Stockholder Director in his capacity as a director of the Company); provided, that nothing in this Section 4(e) shall prevent any of the Stockholders from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the Stockholders, (C) exercising statutory appraisal rights, or (D) making any claim as a stockholder in connection with any class action proceeding brought by a named plaintiff other than the Stockholders, so long as such plaintiff has not been advised, assisted, encouraged or persuaded in any way by the Stockholders with respect to such class action proceeding;

(f) enter into or maintain any economic, compensatory or pecuniary arrangements with any director of the Company or nominee for director of the Company, other than Mr. Hilal (or any other person affiliated with the Stockholders that replaces any Stockholder Director in accordance with the terms of this Agreement) and any passive limited partner investments by any such director prior to serving on the Board;

(g) make any request or submit any proposal to amend or waive any of the terms of Section 1(i) or this Section 4, in each case which would reasonably be expected to result in a public announcement or public disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;

(h) sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any shares of Common Stock or any derivatives relating to Common Stock to any third party that, to the knowledge of Stockholders, either (i) has filed a Schedule 13D with respect to the Company or (ii) has run (or publicly announced an intention to run) a proxy contest or consent solicitation with respect to another company in the past three years (but, in the case of this clause (ii), only if the Stockholders know, after reasonable inquiry, that the third party has, or will as a result of the transaction have, beneficial ownership of, or aggregate economic exposure to, more than 5.0% of the shares of Common Stock outstanding at such time); provided, that nothing herein shall restrict or limit Stockholders’ ability to sell any shares of Common Stock or any derivatives relating to Common Stock in an open market transaction (subject to applicable law, including federal securities laws);

(i) make or submit any public proposal, announcement, statement or request regarding: (A) controlling, changing or influencing the Board or management of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any Extraordinary Transaction or exploration thereof (it being understood that this clause 4(i)(B) shall not restrict the Stockholders from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board) or (C) any other material change in the Company’s or any of its subsidiaries’ operations, business, Certificate of Incorporation, By-Laws, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies; provided, for the avoidance of doubt, that the Stockholders and their respective Affiliates shall be entitled to engage in private discussions with respect to such matters with limited partners or stockholders of the Stockholders or their respective Affiliates in a manner in which public dissemination of such statements would not be reasonably anticipated;

(j) acquire, or offer or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of record or beneficial ownership of any Voting Securities or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in (i) Clearfield (together with its controlled Affiliates) having beneficial ownership of or economic exposure to more than 6.0% of the Common Stock outstanding at such time or (ii) Sachem Head (together with its controlled Affiliates) having beneficial ownership of or economic exposure to more than 9.0% of the Common Stock outstanding at such time;

(k) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than in connection with a broad-based market basket or index) that relates to or derives any part of its value from any decline in the market price or value of any securities of the Company, and would result in the Stockholders (together with their respective controlled Affiliates) failing to have an aggregate net long position (as defined in Rule 14e-4 under the Exchange Act) in the Company; or

(l) enter into any agreements or undertakings with any person with respect to the foregoing.

The restrictions set forth in this Section 4 shall not apply to any Stockholder Director, acting in his or her capacity as such, in private discussions with the Board or members of Company management. Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall be deemed to prohibit the Stockholders or any of their respective Affiliates from communicating privately with the Company (including the Board and members of Company management) or any of its Representatives, so long as such communications would not reasonably be expected to require any public disclosure of such communications.

As used herein “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets).

5. Press Release; Form 8-K; Publicity. The Parties agree that promptly following the execution and delivery of this Agreement by the Parties, the Company will issue the press release attached to this Agreement as Exhibit A (the “Press Release”) and file a Current Report on Form 8-K in respect of this Agreement in the form previously agreed by the Parties. During the period commencing upon the execution of this Agreement and ending on the earlier of (x) the Expiration Date and (y) such time as any other Party or any of its Representatives shall have breached this Section 5, the Company, on the one hand, and the Stockholders, on the other hand, shall each refrain from making, and shall cause their respective controlled Affiliates and Associates and its and their respective principals, directors, members, general partners, officers, employees, agents and representatives (collectively, “Representatives”), in each case, acting on their behalf, not to make or cause to be made, any public statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, or impugns, (i) in the case of any public statement or announcement by the Stockholders or any of their respective Representatives, the Company or any of its Affiliates or any of its or their respective officers, directors or employees or any person who has served in any of the foregoing capacities, or (ii) in the case of any public statement or announcement by the Company or any of its Representatives, the Stockholders or any of their respective Affiliates or any of their or their Affiliates’ respective partners (other than partners that are solely limited partners), members, officers, directors or employees or any person who has served in the foregoing capacity. The foregoing sentence shall not restrict the ability of any Party to (a) comply with applicable law, including complying with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought or (b) make private statements to directors of the Board, employees of the Company, the Stockholders or employees of the Stockholders in a manner in which public dissemination of such statements would not be reasonably anticipated.

6. Representations of the Company. The Company represents and warrants to the Stockholders that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7. Representations of the Stockholders. The Stockholders represent and warrant to the Company that (a) each Stockholder has the power and authority to execute and deliver this Agreement and to bind itself hereto (and Sachem Head Capital Management LP has the power and authority to execute and deliver this Agreement and to bind itself and the entities listed on Schedule A to this Agreement), (b) this Agreement has been duly authorized, executed and delivered by each Stockholder, constitutes a valid and binding obligation of each Stockholder, and is enforceable against each Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), (c) the execution of this Agreement by each Stockholder does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to each Stockholder, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which each Stockholder is a party or by which it is bound, (d) Sachem Head, together with its controlled Affiliates, beneficially owns (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) in the aggregate 1,711,625 shares of Common Stock, (e) Clearfield, together with its controlled Affiliates, beneficially owns (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) in the aggregate 135,435 shares of Common Stock, (f) except as has been separately disclosed to the Company or its legal counsel, no Stockholder is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities and (g) Mr. Hilal is a U.S. citizen and Mr. Hilal controls Clearfield.

8. Term. Unless otherwise mutually agreed in writing by each Party and except as otherwise provided in this Agreement, each Party’s obligations under this Agreement will extend until the Expiration Date; provided, that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination. Notwithstanding anything in this Agreement to the contrary, (i) this Section 8 and Section 10 through Section 18 shall survive the termination of this Agreement and (ii) the Company’s obligations under Section 2 will extend until such time that (a) the Declassification Proposal receives the requisite stockholder vote for the Declassification Proposal to pass and (b) the Declassification Proposal has been implemented in accordance with Section 2.

9. Fiduciary Duties; Rights of Stockholder Directors.

(a) Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall require any Stockholder or its Representatives or a Stockholder Director to violate his or her fiduciary duties under applicable law or be construed in a manner that proscribes any Stockholder or its Representatives or a Stockholder Director from complying with his or her fiduciary duties under applicable law or any fiduciary or similar duties or obligations owed by a Stockholder or its Representatives or a Stockholder Director to any limited partner, equityholder, or stockholder of the Stockholders or their respective Affiliates.

(b) Stockholder Director Benefits. The Company agrees that the Stockholder Directors shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors of the Board and (ii) such other benefits on the same basis as all other non-management directors on the Board, including, unless otherwise requested by such Stockholder Director, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Form 3, Form 4 and Form 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.

(c) Stockholder Director Information and Participation. To the same extent as other directors, each Stockholder Director (i) will have access to all Board materials and Board committee materials and (ii) shall be entitled to notice of, and to attend and participate in, any and all Board and Board committee meetings, subject to addressing conflicts of interests.

10. Expenses. All fees, costs, and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs, or expenses, except that the Company will reimburse the Stockholders for their reasonable, documented out-of-pocket expenses (including reasonable legal fees) incurred in connection with seeking representation on the Board and the negotiation and entry into this Agreement, in an amount not to exceed $500,000.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery or facsimile). For the avoidance of doubt, no Party shall be bound by any contractual obligation to the other Parties (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Parties (including by means of electronic delivery of facsimile).

12. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

13. APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CHOICE OR CONFLICT OF LAWS PRINCIPLES OR RULES (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR PROCEEDING ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN ANY STATE COURT WITHIN THE STATE OF DELAWARE (OR, IF SUCH COURTS DECLINE TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

14. Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

If to the Company:

Bottomline Technologies, Inc.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Attention:    Robert A. Eberle

                    Bruce Bowden

Email:          reberle@bottomline.com

                     Bruce.Bowden@bottomline.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attention:     Graham Robinson

Email:          Graham.Robinson@Skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10011

Attention:    Richard Grossman

Email:         Richard.Grossman@Skadden.com

If to the Stockholders:

Sachem Head Capital Management LP

250 West 55th St.

Floor 34

New York, New York 10019

Attention:    Michael D. Adamski, General Counsel

Email:         Michael@sachemhead.com

and

Clearfield Capital Management LP

430 Park Ave.

Floor 11

New York, New York 10022

Attention:    John Murray, Chief Financial Officer and Chief Compliance Officer

Email:         Murray@clearfieldcap.com

With a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:    Eleazer Klein

Email:          Eleazer.Klein@srz.com

15. Entire Agreement; Amendment. This Agreement, including exhibits and schedules attached to this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior agreement by the Parties relating to the subject matter hereof (including any agreement or understanding between counsel to the Parties relating to the 2021 Annual Meeting and any associated stockholder communications). This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16. Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

17. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

18. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “or” is not exclusive.

[Signature Pages Follow]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

BOTTOMLINE TECHNOLOGIES, INC.

By:	/s/ Robert A. Eberle
	Name:	Robert A. Eberle
	Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed to as of the date first written above:

SACHEM HEAD MANAGEMENT LP

By: Uncas GP LLC, its general partner

By:	/s/ Scott Ferguson
Name:Scott Ferguson
Title:Managing Partner

[Signature Page to Letter Agreement]

CLEARFIELD CAPITAL MANAGEMENT LP

By:	/s/ Philip J. Hilal
Name:Philip J. Hilal
Title:Chief Investment Officer

[Signature Page to Letter Agreement]